Exhibit 10.1

Contract of Sale

CONTRACT (as the same may be amended or otherwise modified in writing from time to time, this “contract”) dated June 6, 2007 between NEW YORK COMMERCIAL BANK, a New York banking corporation, having an address at 615 Merrick Avenue, Westbury, New York 11590 (“Seller”) and 960 SIXTH AVENUE LLC, a Delaware limited liability company, having an address at c/o Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019-6131 (“Purchaser”).

Seller and Purchaser hereby covenant and agree as follows:

Section 1. Sale of Premises and Acceptable Title

§1.01. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this contract: (a) the parcel of land more particularly described in Schedule A attached hereto, including all right, title and interest of Seller in and to appurtenant easements, strips and gores, air rights and rights-of-way (collectively, the “Land”); (b) all buildings and improvements (including any vaults, safe deposit boxes and teller facilities, subject, however, to the terms of the Atlantic Lease (as hereinafter defined)) situated on the Land (collectively, the “Building”); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building (including any bank vaults and safe deposit boxes) (the “Premises”). Notwithstanding anything herein to the contrary, this sale excludes (1) any personal property owned by Seller and used in connection with Seller’s business at the Building, (2) the trade fixtures set forth on Schedule G attached hereto and (3) all tradenames, trademarks, servicemarks, logos, copyrights and good will relating to or used in connection with the operation of the Land and the Building and/or the business of Seller and/or its affiliates. For purposes of this contract, the “appurtenances” to be conveyed to Purchaser under § 1.01 shall include all right, title and interest of Seller in and to (i) that certain Maintenance Agreement dated June 6, 2001 between Building Maintenance Service, LLC and Atlantic Bank of New York (the “BMS Contract”), which BMS Contract constitutes the sole service contract to be assigned at Closing (defined below) to Purchaser; (ii) plans, specifications, architectural and engineering drawings, prints, surveys, soil and substrata studies relating to the Land and the Building in Seller’s possession; (iii) all operating manuals and books, data and records regarding the Land and the Building and its component systems in Seller’s possession; (iv) all licenses, permits, certificates of occupancy, waivers, consents, variances and other approvals (including, without limitation, those with respect to use, utilities, building, fire, life safety, traffic and zoning), issued by any state, federal or local authority relating to the use, maintenance or operation of the Land and the Building to the extent that they may be transferred or assigned (but excluding the Banking Licenses, as hereinafter defined) (collectively, the “Licenses”); and (v) all warranties or guaranties, if any, applicable to the Building, to the extent such warranties or guaranties are assignable (collectively, the “Intangibles”). The Premises are located at and known as 960 Avenue of the Americas, New York, New York 10001.

§1.02. At Closing, Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this contract, subject only to: (a) the matters set forth in Schedule B attached hereto (collectively, the “Permitted Exceptions”); and (b) such other matters reported between the date hereof and the date of Closing by the Title Company (defined below) as the Title Company shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises, provided that such other matters, as so insured, are acceptable to any lender described in Section 274-a of the Real Property Law (“Institutional Lender”), which has committed in writing to provide mortgage financing to Purchaser for the purchase of the Premises (“Purchaser’s Institutional Lender”) except that if such acceptance by Purchaser’s Institutional Lender is unreasonably withheld or delayed, such acceptance shall be deemed to have been given. Notwithstanding any references herein to Purchaser’s Institutional Lender, this transaction is an all cash transaction and is not subject to or contingent upon Purchaser obtaining any financing.

§1.03. Except as set forth in §8.02, upon the Closing (as hereinafter defined) the parties shall enter into the Atlantic Lease (as hereinafter defined). Accordingly, this sale is subject to Seller’s rights, as tenant, in and to the Demised Premises (as such term is defined in the Atlantic Lease).

Section 2. Purchase Price, Acceptable Funds and Escrow of Downpayment

§2.01. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Premises as provided in Schedule C attached hereto is One Hundred Five Million and 00/100 Dollars ($105,000,000.00).

§2.02. All monies payable under this contract, unless otherwise specified in this contract, shall be paid by (a) certified checks of Purchaser or any person making a purchase money loan to Purchaser drawn on any bank or trust company having a banking office in the City of New York and which is a member of the New York Clearing House Association, (b) official bank checks drawn by any such banking institution, payable to the order of Seller, except that uncertified checks of Purchaser payable to the order of Seller up to the aggregate amount of $5,000.00 shall be acceptable for sums payable to Seller at Closing, or (c) with respect to the portion of the Purchase Price payable at the Closing, at Seller’s election, by wire transfer of immediately available federal funds to an account designated by Seller to Purchaser in writing not less than three business days prior to the Closing.

§2.03. INTENTIONALLY OMITTED

§2.04. INTENTIONALLY OMITTED

§2.05. (a) The sum paid under paragraph (a) of Schedule C or any other sums paid on account of the Purchase Price prior to the Closing (collectively, the “Downpayment”) shall be paid by wire transfer of immediately available federal funds to the escrow account of Seller’s attorney, Loeb & Loeb LLP, as escrow agent (“Escrowee”). Escrowee’s wire instructions for its attorney escrow account are set forth on Exhibit D. Escrowee shall hold the proceeds thereof in escrow in its attorney escrow account until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of an escrow agreement executed concurrently herewith among Seller, Purchaser and Escrowee in the form of Schedule H annexed hereto (as the same may be amended or otherwise modified in writing from time to time, the “Escrow Agreement”). Escrowee shall hold such proceeds in an interest-bearing account, and such interest shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. Interest on the Downpayment shall not be credited to the Purchase Price. The tax identification numbers of the parties are set forth in Schedule D. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller.

(b) Escrowee or any members or attorneys of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrowee is in possession of the Downpayment and continues to act as Escrowee.

(c) Escrowee may act or refrain from acting in respect of any matter referred to in this §2.05 or in the Escrow Agreement in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

Section 3. The Closing

§3.01. Except as otherwise provided in this contract, the closing of title pursuant to this contract (the “Closing”) shall take place at 10:00 AM Eastern Standard Time on the date that is thirty (30) days following the date of this contract, unless such date is not a business day in which case the Closing shall occur on the business day immediately following such date (such date being herein referred to as the “Closing Date”). Purchaser acknowledges and agrees that TIME IS OF THE ESSENCE with respect to the performance by Purchaser of its obligations to purchase the Premises and pay the Purchase Price as provided in this contract on the Closing Date, except that if Purchaser shall have initiated its wire(s) of payment of the Purchase Price on or prior to the Closing Date, the failure of such wire(s) to be received by Seller on the Closing Date shall not be deemed a breach of this contract so long as such funds are received by Seller within two (2) business days after the scheduled Closing. In such event, the Closing Date shall be the date such funds are received by Seller and all closing adjustments and rent payments under the Atlantic Lease shall be recalculated based upon such later Closing Date. The Closing shall take place at the place specified in Schedule D or in escrow through the Title Company.

Section 4. Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows:

§4.01. Seller is the sole owner of the Premises.

§4.02. Subject to the terms of §20 below, the Premises is not encumbered by any leases or other occupancy agreements.

§4.03. Schedule I attached hereto lists all employees presently employed as building service workers at the Premises (“Building Employees”) and the information contained therein is accurate in all material respects as of the date set forth therein or, if no date is set forth therein, as of the date hereof, and, except as set forth on such schedule, all such employees are covered by the 2005 Office Agreement (the “Union Contract”) between Building Maintenance Service, LLC and Service Employees International Union, Local 32BJ, AFL-CIO (the “Union”).

§4.04. Schedule F attached hereto lists insurance policies presently affording coverage with respect to the Premises, and the information contained therein is true, accurate and complete in all material respects. The insurance policies are in full force and effect and Seller has received no notice of default or cancellation with respect thereto from the applicable carriers.

§4.05. INTENTIONALLY OMITTED.

§4.06. As of the Closing Date, there will be no service or other contracts or material documents affecting the Premises that will be binding upon Purchaser or the Premises, except (i) the Permitted Encumbrances, (ii) unless Seller has elected not to enter into the Atlantic Lease pursuant to §8.02, the Atlantic Lease, (iii) the BMS Contract, (iv) any service or other contracts Purchaser or its affiliates may have executed in contemplation of owning the Premises, and (v) any documents contained in the electronic data room (the “Data Room”) for the Premises established by CB Richard Ellis Inc. All due diligence materials in the Data Room that have been made available to Purchaser by Seller are true, correct and complete copies of the original documents of which they purport to be copies except to the extent that the missing information does not render the report materially misleading with respect to the Premises or the condition thereof.

§4.07. After reasonable inquiry (as described below) by Robert Dufort, to the actual knowledge of Mark Ricca and/or Robert Dufort, Seller is not in possession of any material third-party reports (other than those in the Data Room) with respect to the physical condition of the Premises. For the purposes of this representation, reasonable inquiry means that Robert Dufort has asked each of Vincent Quiles and Greg Ticusan whether they have actual knowledge of any such report. Other than those contained in the Data Room, if any, or as reflected in any environmental report contained in the Data

Room, to Seller’s knowledge, Seller has received no written notice that the use, condition or operation of the Premises violates applicable environmental laws in any material respect.

§4.08. There is no action, suit, arbitration or governmental investigation or proceeding pending (or, to Seller’s knowledge, threatened in writing) against Seller, the Premises or the transactions contemplated by this contract, which, if adversely determined, could individually or in the aggregate in any material way interfere with the consummation by Seller of the transactions contemplated by this contract.

§4.09. Seller is not a “foreign person” as defined in the Internal Revenue Code Section 1445 and the regulations issued thereunder (collectively, the “Code Withholding Section”).

§4.10. No condemnation proceedings relating to the Premises are pending or, to Seller’s knowledge, currently threatened in writing.

§4.11. Seller is a banking corporation that has been duly organized and is validly and presently existing in good standing under the laws of the state of New York.

§4.12. Seller has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and consummate the transaction contemplated hereby. Assuming due authorization, execution and delivery by each other party hereto, this contract and all obligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§4.13. The execution and delivery of this contract and the performance of its obligations hereunder by Seller will not conflict with any provision of any law or regulation to which Seller is subject or any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller or result in the creation or imposition of any lien on any of Seller’s assets or property which would materially and adversely affect the ability of Seller to carry out the terms of this contract. Seller has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Seller of this contract.

§4.14. There are no pending proceedings or appeals to correct or reduce the assessed valuation of the Premises, except as set forth in §9.04.

For purposes of this Section, the phrase “to Seller’s knowledge” shall mean the actual knowledge of Robert J. Dufort, Vincent Quiles or Greg Ticusan without any special investigation.

The representations and warranties made by Seller in this contract shall be deemed restated and shall be true and accurate in all material respects on the Closing Date, provided, however, that for all purposes of this contract, the representations and warranties in the following sections are not so restated or are restated as follows: (i) §4.03 shall be updated by Seller providing a current list of Building Employees, (ii) §4.04 and §4.07 are not restated, and (iii) §4.14 shall be updated to reflect any then pending proceedings.

Section 5. Acknowledgments, Representations and Warranties of Purchaser

Purchaser acknowledges that:

§5.01. Purchaser has inspected the Premises, is fully familiar with the physical condition and state of repair thereof, and, subject to the provisions of §7.01, §8.01, and §9.04, shall accept the Premises “as is” and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this contract.

§5.02. Before entering into this contract, Purchaser has made such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary. In entering into this contract, Purchaser has not been induced by and has not relied and shall not rely upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this contract or in any document to be delivered by Seller at Closing, whether or not any such representations, warranties or statements were or are made in writing or orally.

Purchaser represents and warrants to Seller that:

§5.03. The funds comprising the Purchase Price to be delivered to Seller in accordance with this contract are not derived from any illegal activity.

§5.04. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and the transaction contemplated hereby. Assuming due authorization, execution and delivery by each other party hereto, this contract and all obligations of Purchaser hereunder are the legal, valid and binding obligations of Purchaser, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§5.05. The execution and delivery of this contract and the performance of its obligations hereunder by Purchaser will not conflict with any provision of any law or regulation to which Purchaser is subject or any agreement or instrument to which

Purchaser is a party or by which it is bound or any order or decree applicable to Purchaser or result in the creation or imposition of any lien on any of Purchaser’s assets or property which would materially and adversely affect the ability of Purchaser to carry out the terms of this contract. Purchaser has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Purchaser of this contract.

Section 6. Seller’s Obligations as to Leases

§6.01. Between the date of this contract and the Closing, Seller shall not enter into any lease or other use or occupancy agreement with respect to the Premises.

Section 7. Conditions Precedent

§7.01. The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this contract, including but not limited to, those provided for in §10.

(b) All of the representations and warranties of Seller contained in this contract shall be true and correct in all material respects as of the Closing Date.

(c) Seller shall have performed and observed, in all material respects, all covenants and contracts of this contract to be performed and observed by Seller as of the Closing Date.

(d) Seller shall have delivered title in the condition required hereunder, subject only to the Permitted Exceptions.

§7.02. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Subject to §3.01, Purchaser shall have paid to Seller of the balance of the Purchase Price due at Closing, as adjusted pursuant to and payable in the manner provided for in this contract.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this contract, including but not limited to, those provided for in §11.

(c) All of the representations and warranties of Purchaser contained in this contract shall be true and correct in all material respects as of the Closing Date.

Section 8. Destruction, Damage or Condemnation

§8.01. In the case of fire or other casualty, or the taking of the Premises or any part thereof by eminent domain (collectively a “Casualty/Taking Event”), and in the event the damage, if any, shall not have been repaired by the Closing, the parties agree that the provisions of Section 5-1311 of the General Obligations Law of the State of New York shall apply, except that: (i) A “material” part of the Premises within the meaning of such law shall be deemed to have been taken or damaged only if (x) the cost of repair in the case of fire or casualty or the value of the taking in the case of eminent domain, as the case may be, shall be $10,000,000.00 or more, or (y) the taking materially adversely affects Purchaser’s access to the Premises. In the event of taking or damage of a material part of the Premises, at Purchaser’s option, Purchaser may terminate this contract upon written notice to Seller and receive a refund of the Downpayment, or Purchaser may elect to have Seller assign (without representation, warranty and/or recourse, express or implied, other than that Seller has not encumbered or otherwise assigned the hereinafter described insurance and condemnation proceeds) to Purchaser all proceeds and rights with respect to such insurance and condemnation proceeds (net of all collection costs and amounts applied, in accordance with §8.03, to the restoration and protection of the Premises) and Purchaser shall accept same in lieu of any abatement and this contract shall not be terminated. (ii) In the event of a taking or damage of an immaterial part of the Premises, Seller, at Closing, shall assign (without representation, warranty and/or recourse, express or implied, other than that Seller has not encumbered or otherwise assigned the hereinafter described insurance and condemnation proceeds) to Purchaser all proceeds and rights with respect to such insurance and condemnation proceeds (net of all collection costs and amounts applied, in accordance with §8.03, to the restoration of the Premises) and Purchaser shall accept same in lieu of any abatement. Seller agrees that until the Closing it will maintain in force its existing insurance coverage as set forth on Schedule F or alternate insurance coverage provided the benefits thereof are not less than those of the presently existing policies. In the event of casualty and a subsequent Closing, Purchaser shall receive an additional credit at closing equal to the amount of any deductible under the policies so maintained by Seller applicable to the Premises, except to the extent Seller has, in accordance with §8.03, applied any deductible amount to collection costs and restoration and protection of the Premises.

§8.02. If there is a Casualty/Taking Event and Purchaser is either required or has elected to proceed with the Closing after such Casualty/Taking Event, and if Seller would have had the right to terminate the Atlantic Lease had such Casualty/Taking Event occurred after the Closing, then Seller, at Seller’s option, shall have the right not to execute the Atlantic Lease, in which event (i) any obligations of either party with respect to the Atlantic Lease shall be null and void and the contract shall be deemed amended to delete any requirement to execute and deliver the Atlantic Lease, (ii) the Closing shall occur in accordance with the contract without any reduction of the Purchase Price as a result of the Atlantic Lease not being executed and delivered and (iii) upon the Closing Seller shall automatically be deemed to have a license to use and occupy the space and improvements that would have been leased by the Atlantic Lease for such period of time (the “License Period”), not to exceed six (6) months, as is reasonably necessary to (x) close Seller’s business being operated in such premises in accordance with all laws and banking regulations and (y) remove Seller’s personal property from such premises. During the License Period, Seller and Purchaser shall comply with all obligations and perform all covenants of such party under the Atlantic Lease (including that Seller shall be responsible to pay to Purchaser any amounts, giving effect to any applicable abatements resulting from such Casualty/Taking Event, that would have been payable by Seller to Purchaser, as landlord under the Atlantic Lease, had Seller elected to execute the Atlantic Lease).

§8.03. If there is a Casualty/Taking Event prior to the Closing Date, then Seller may apply any deductible and/or insurance or condemnation proceeds (x) to make any emergency repairs, and, prior to making the same, Seller will endeavor to consult with Purchaser regarding the same, and (y) to make any other repairs or restorations reasonably required by Seller but the actions of Seller described in this clause (y) shall require the prior written consent of Purchaser, not to be unreasonably withheld or delayed, and in determining whether Purchaser and Seller are acting reasonably, the parties shall take into account whether the Atlantic Lease is to be delivered at Closing and the extent and scope of the rights and obligations of the parties thereto.

Section 9. Covenants of Seller

Seller covenants that between the date of this contract and the Closing:

§9.01. Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same is terminable without penalty by the then owner of the Premises upon not more than thirty (30) days’ notice.

§9.02. Seller shall maintain in full force and effect until the Closing all insurance policies on the Premises described on Schedule F (which may be provided under blanket policies) (or substitution policies of equal or greater amounts).

§9.03. No fixtures, equipment or personal property included in this sale, if any, shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

§9.04. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for (i) any fiscal period in which the Closing is to occur without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, or (ii) any fiscal period subsequent to the Closing. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal period during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the reasonable expenses of collection thereof, which obligation shall survive the Closing. Purchaser acknowledges that Seller reduced the assessed valuation for the tax year July 1, 2006 through June 30, 2007, which reduction will be phased in over a five-year period. Purchaser further agrees to pay that portion of the legal fees of Brandt, Steinberg & Lewis LLP applicable to the portion of the tax reduction benefit Purchaser receives, which fee is 15% of the tax reduction as calculated by the change in the actual assessment multiplied by the tax rate for the year reduced. Further, Purchaser acknowledges that Seller retained Brandt, Steinberg & Lewis LLP to file a tax certiorari petition for the tax year July 1, 2007 through June 30, 2008 and agrees to pay that portion of the legal fees of Brandt, Steinberg & Lewis LLP applicable to the portion of the tax reduction benefit Purchaser receives, which fee is 15% of the reduction as calculated by the change in the actual assessment multiplied by the tax rate for the year reduced. The obligation of Purchaser under the preceding two sentences shall survive Closing. For the purposes of this §9.04, Purchaser’s share of the legal fees of Brandt, Steinberg & Lewis LLP shall be based upon the tax reduction allocable to the applicable fiscal period, such that if a tax reduction affects a fiscal period that commences prior to Closing and ends after Closing, the sharing of the legal fee by Seller and Purchaser shall be based upon the number of days in the applicable fiscal period that each owned the Premises.

§9.05. Seller shall allow Purchaser or Purchaser’s representatives access to the Premises, and to the documents required to be delivered under this contract upon reasonable prior notice at reasonable times. However, Purchaser agrees that it or its representatives will be allowed access to the designated high security areas of the Premises described on Schedule J annexed hereto only if accompanied by a representative of Seller, and Seller agrees to cooperate in this regard with Purchaser’s reasonable requests for access.

§9.06. Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing before any governmental agency concerning the Premises which becomes known to Seller after the date hereof.

§9.07. Seller shall not cause or permit any renovation, improvement, refurbishing, remodeling or other capital improvement work to be performed on or materials to be installed in the Premises that will not be completed and paid or in full prior to Closing, other than (i) emergency repairs, (ii) normal repairs or maintenance carried out in the ordinary course of Seller’s business and/or (iii) work that Seller would be permitted to undertake pursuant to the Atlantic Lease, and for this purpose if the Atlantic Lease would require Purchaser to be reasonable with respect to any proposed work, then during the period prior to the Closing, Purchaser shall act reasonably with respect to such proposed work.

§9.08. Seller shall not enter into any new employment agreement or amend, modify, terminate or accept the surrender of any existing collective bargaining agreement or other employment agreement affecting the Premises.

Section 10. Seller’s Closing Obligations

At the Closing, Seller shall deliver the following to Purchaser:

§10.01. A statutory form of bargain and sale deed without covenant against grantor’s acts, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey to Purchaser the title required by this contract.

§10.02. With respect to the BMS Contract, reasonably satisfactory evidence that such service contract shall have been assigned to Seller prior to Closing (or assigned to Purchaser by the applicable person or entity), and to the extent in Seller’s possession or control, originals of such contract.

§10.03. With respect to the BMS Contract, an assignment to Purchaser, without representation, warranty, and/or recourse, express or implied, of all of the Seller’s right, title and interest in the BMS Contract.

§10.04. To the extent in Seller’s possession or control, all Licenses and Intangibles (excluding Banking Licenses) and other certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

§10.05. Such evidence as the Title Company (defined below) may reasonably require as to the authority of the person or persons executing documents on behalf of Seller.

§10.06. Such affidavits as the Title Company shall reasonably require in order to omit from the Title Policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name.

§10.07. (a) Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, and (b) a certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury. Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

§10.08. Unless Seller has elected not to enter into the Atlantic Lease pursuant to §8.02, the Atlantic Lease (as defined in §20) executed by Seller or its affiliate. Notwithstanding anything in this contract to the contrary, nothing in this contract is a sale or assignment of any licenses, permits or other governmental approvals in favor of Seller and/or its affiliates with respect to the operation of a bank at the Premises (the “Banking Licenses”).

§10.09. If Seller is a corporation and if required by Section 909 of the Business Corporation Law, a resolution of Seller’s board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law. The deed referred to in §10.01 shall also contain a recital sufficient to establish compliance with such law.

§10.10. Possession of the Premises in the condition required by this contract, subject to the Atlantic Lease, and keys therefor.

§10.11. A blanket assignment to Purchaser, without representation, warranty and/or recourse, express or implied, of all Seller’s right, title and interest, if any, to all of the Licenses and Intangibles, including all contractors’, suppliers’, materialmen’s and builders’ guarantees and warranties of workmanship and/or materials in force and effect with respect to the Premises (other than the Demised Premises) on the Closing Date and a true and complete copy of each thereof.

§10.12. A certificate of Seller confirming that the warranties and representations of Seller set forth in this contract were true and complete in all material respects as of the Closing Date.

§10.13. Any other documents required by this contract to be delivered by Seller.

Section 11. Purchaser’s Closing Obligations

At the Closing, Purchaser shall:

§11.01. Deliver to Seller by wire transfer of immediately available federal funds to Seller, in payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under §12.

§11.02. Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

§11.03. Unless Seller has elected to not enter into the Atlantic Lease pursuant to §8.02, deliver to Seller the Atlantic Lease executed by Purchaser.

§11.04. Deliver to Seller a certificate confirming that the warranties and representations of Purchaser set forth in this contract are true and complete in all material respects as of the Closing Date.

§11.05. Unless Seller has elected to not enter into the Atlantic Lease pursuant to §8.02, deliver to Seller, in its capacity as lessee under the Atlantic Lease, a subordination, non-disturbance and attornment agreement, executed and in the form required by the Atlantic Lease, from all lenders providing mortgage financing to Purchaser.

§11.06. Deliver an assumption of the BMS Contract.

§11.07. Deliver any other documents required by this contract to be delivered by Purchaser.

Section 12. Apportionments

§12.01. The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

(a) Real estate taxes, water charges and sewer rents (if not metered), vault taxes, general and special assessments, business improvement district charges, and any other governmental tax or charge levied or assessed against the Premises, if any, on the basis of the fiscal period for which assessed, and if there are water meters on the Premises, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available, but Seller shall endeavor to obtain a final reading as a date within a week prior to the Closing Date;

(b) value of fuel stored on the Premises, at the price then charged by Seller’s supplier, including any taxes;

(c) charges under the BMS Contract; and

(d) any other items listed in Schedule D.

If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

§12.02. The Atlantic Lease does not commence until the actual Closing Date, so Seller and Purchaser do not adjust for rent payable by Seller as tenant under the Atlantic Lease.

Section 13. Objections to Title, Failure of Seller or Purchaser to Perform and Vendee’s Lien

§13.01. Purchaser has received an examination of title from First American Title Insurance Company of New York (the “Title Company”) and Seller and Purchaser each acknowledge receipt of a copy of the title report (the “Title Report”). Purchaser shall not be permitted to object to any Permitted Exception. Purchaser shall be deemed to have waived its right, if any, to object to any new encumbrance or new title exception reflected on any update of the Title Report unless Purchaser shall have given a specific written notice of its objection to any such matter that is not a Permitted Exception (a “Title Notice”) to Seller on or prior to the earlier to occur of (x) the expiration of five (5) business days after the receipt by Purchaser of such update to the Title Report and (y) the date of the Closing. Upon Purchaser’s failure to timely object in a Title Notice to any encumbrance or other title exception or matter reflected on any update to the Title Report, such encumbrance or other title exception shall thereafter be deemed a Permitted Exception. Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to 60 days in the aggregate to remove any defects in or objections to title noted in such Title Report.

§13.02. If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this contract or if Purchaser shall have any other grounds under this contract for refusing to consummate the purchase provided for herein,

Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a credit against the monies payable at the Closing equal to the reasonably estimated cost to cure the same (up to the Maximum Expense described below), but without any other credit or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this contract and the sole liability of Seller shall be to refund the Downpayment to Purchaser and to reimburse Purchaser for the net cost of title examination, but not to exceed the net amount charged by Purchaser’s title company therefor without issuance of a policy (but no survey costs shall be recoverable by Purchaser from Seller). Upon such refund and reimbursement, this contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any that are expressly stated herein to survive the termination of this contract. Seller shall not be required to bring any action or proceeding or to incur any expense in excess of the Maximum Expense specified in Schedule D to cure any title defect or to enable Seller otherwise to comply with the provisions of this contract, but Seller shall, at Closing, (a) pay off at the Closing, to the extent of the monies payable at the Closing, all mortgages or other liens, on the Premises which can be satisfied or discharged by payment of a sum certain, of which Seller has, as of the date hereof, actual knowledge, and any federal or state income tax liens or warrants against Seller, (b) pay off any mortgage lien created by New York Commercial Bank, (c) cure, prior to or at Closing, all other title defects and encumbrances arising between the date hereof and the date of Closing, up to the amount of the Maximum Expense, (d) cure, prior to or at Closing, any title defect and encumbrance (other than such a defect or encumbrance referred to in the preceding clause (a), as to which Seller’s obligation shall be governed by such clause (a)) caused by the action or inaction of Seller between the date hereof and Closing and (e) pay off or bond any judgment (other than a judgment caused by Purchaser’s acts) of $5,000,000 or less that is a lien upon the Premises.

§13.03. Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with §2.02. If Purchaser’s title insurance company is willing to insure both Purchaser and Purchaser’s Institutional Lender, if any, that such charges, liens and encumbrances will not be collected out of or enforced against the Premises, then, unless Purchaser’s Institutional Lender reasonably refuses to accept such insurance in lieu of actual payment and discharge, Seller shall have the right, in lieu of payment and discharge to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure. In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

§13.04. If Purchaser shall default in the performance of its obligation under this contract to purchase the Premises, the sole remedy of Seller shall be to receive disbursement from Escrowee of the Downpayment, as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain. Seller and Purchaser agree that the actual damages to Seller in the event of such breach are impractical to ascertain as of the date of this contract and the amount of the Downpayment is a reasonable estimate thereof. Upon payment of the Downpayment to Seller as liquidated damages, this contract shall (except as herein otherwise expressly provided) be and become null and void. Nothing contained in this §13.04 shall be deemed to limit Seller’s rights against Purchaser by reason of the indemnity obligations of Purchaser to Seller set forth in this contract which shall survive the termination of this contract.

§13.05. The term “Permitted Event” shall mean the occurrence of the following on the Closing Date: Purchaser shall be ready, willing and able to complete Closing in accordance with this contract; Purchaser or its attorney shall have appeared at the place designated for Closing and Purchaser shall be able to tender the Purchase Price to Seller or the Title Company, as Closing escrow agent; and Seller, notwithstanding the foregoing, shall have defaulted in its obligation to complete Closing in accordance with this contract or is otherwise in material default under this contract. Purchaser agrees that it shall not (and hereby waives any right to), except upon the occurrence of the Permitted Event, commence or maintain any action against Seller for specific performance under this contract or for a declaratory judgment as to Purchaser’s rights under this contract. If the only reason the sale of the Premises is not consummated is because of a default under this contract on the part of Seller and Purchaser is ready, willing and able to close, Purchaser, as its sole and exclusive remedy, may either (i) terminate this contract in its entirety by delivery of notice of termination to Seller, whereupon the Downpayment shall promptly be returned to Purchaser and, if Seller’s default was willful, Purchaser shall be entitled to be reimbursed by Seller for actual third-party costs (as evidenced by paid invoices therefor) incurred by Purchaser in connection with this contract, up to a maximum reimbursement of $250,000, or (ii) continue this contract pending Purchaser’s action for specific performance hereunder provided appropriate proceedings are commenced by Purchaser within sixty (60) days of Seller’s alleged default and thereafter prosecuted with diligence and continuity. Nothing contained in this §13.05 shall be deemed to limit Purchaser’s rights against Seller by reason of the indemnity obligations of Seller to Purchaser set forth in this contract which survive the termination of this contract.

Section 14. Broker

§14.01. Seller and Purchaser each represents and warrants to the other that it has dealt with no broker or other intermediary in connection with this transaction other than CB Richard Ellis Inc. and DTZ Real Estate Investors LLC (collectively, the “Disclosed Brokers”). If any broker or other intermediary other than the Disclosed

Brokers claims to be entitled to a fee or commission by reason of having dealt with Seller or Purchaser in connection with this transaction, or having introduced the Premises to Purchaser for sale, or having been the inducing cause to the sale, the party with whom such broker claims to have dealt shall indemnify and defend the other party against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of the breach of the representation, warranty set forth above and from any claim for commission or compensation by such broker or other intermediary. Purchaser agrees to pay all brokerage commissions due to DTZ Real Estate Investors LLC pursuant to the terms of a separate agreement between Purchaser and DTZ Real Estate Investors LLC and shall indemnify, defend and hold Seller harmless with respect thereto. Seller agrees to pay, pursuant to a separate agreement between Seller and CB Richard Ellis Inc., any commission payable to CB Richard Ellis Inc. and shall indemnify, defend and hold Purchaser harmless with respect thereto. This §14 shall survive the termination of this contract and/or the Closing and delivery of the deed.

Section 15. Notices

§15.01. All notices under this contract shall be in writing and shall be delivered personally or shall be sent by prepaid registered or certified mail, or by prepaid overnight courier with receipt acknowledged, addressed as set forth in Schedule D, or as Seller or Purchaser shall otherwise have given notice as herein provided.

Section 16. Limitations on Survival of Representations, Warranties, Covenants and other Obligations

§16.01. The representations, warranties, and covenants of Seller set forth in this contract shall survive the Closing for a period of six (6) months, except that the representations, warranties, and covenants of Seller set forth in §4.03, §4.14 and §14.01 and those expressly stated to survive Closing shall survive indefinitely. In no event shall Seller’s aggregate liability under this contract for breach or inaccuracy of any representation or warranty or covenant of Seller in this or in any other way related to this contract exceed the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00); provided, however, that no such claim against Seller shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than $25,000, in which event the full amount of such claims shall be actionable. Seller’s liability shall be limited to actual damages and shall not include consequential damages.

§16.02. The representations, warranties, and covenants of Purchaser set forth in this contract shall survive the Closing for a period of six (6) months, except that the representations, warranties, and covenants of Seller set forth in §5.03, §5.04 and §14.01 and those expressly stated to survive Closing shall survive indefinitely.

§16.03. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

Section 17. Enforcement

§17.01. If either party hereto fails to perform any of its obligations under this contract or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this contract, then the defaulting party or the party not prevailing in such dispute shall pay any and all actual and reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this contract shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this contract and to survive and not be merged into any such judgment.

Section 18. Miscellaneous Provisions

§18.01. Purchaser shall not assign this contract or its rights hereunder without the prior written consent of Seller. Notwithstanding the foregoing, Seller’s consent shall not be required in respect of an assignment of Purchaser’s interest under this contract, in its entirety only, to an entity wholly-owned and controlled by Purchaser. A direct or indirect transfer of interests in Purchaser shall be deemed an assignment of this contract. No assignment of Purchaser’s rights under this contract shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall have been furnished with the name and address of the assignee. The term “Purchaser” shall be deemed to include the assignee under any such effective assignment.

§18.02. This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements with respect to the transactions contemplated herein, oral or written, are merged into this contract. Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

§18.03. This contract shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and wholly to be performed in such State.

§18.04. The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

§18.05. This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

§18.06. This contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

§18.07. As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

§18.08. If the provisions of any schedule or rider to this contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail. Set forth in Schedule D is a list of any and all schedules and riders which are attached hereto but which are not listed in the Table of Contents.

§18.09. Nothing contained in this contract shall be deemed or construed in any way as constituting the consent or request of Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to the Premises or any part thereof, nor as giving Purchaser any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against the Premises or any part thereof. Purchaser agrees to promptly cause the removal of, and indemnify, defend and hold Seller harmless with respect to, any mechanic’s or similar lien filed against the Premises or any part thereof by any party performing any labor or services at the Premises or supplying any materials to the Premises at Purchaser’s request. This provision shall survive any termination of this contract.

§18.10. This contract shall not be filed of record by or on behalf of Purchaser in any office or place of public record. If Purchaser fails to comply with the terms hereof by recording or attempting to record this contract or a notice thereof, such act shall not operate to bind or cloud the title to the Premises. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Purchaser shall cause or permit this contract or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller’s other rights and remedies, may treat such act as a material default of this contract on the part of Purchaser. However, the filing of this contract in any lawsuit or other proceedings in which such document is relevant or material shall not be deemed to be a violation of this Paragraph.

§18.11. Seller and Purchaser may each make use of the provisions of Section 1031 of the Internal Revenue Code. Each party agrees to cooperate (at no expense to such party) with the other’s Section 1031 exchange and execute all required documents to effectuate said exchange (subject to the reasonable approval of such party’s counsel) as are reasonably necessary in connection therewith, provided that the closing of this transaction shall not be contingent upon or subject to the completion of such exchange.

§18.12. Any legal action or proceeding with respect to this contract may only be brought in the courts of the State of New York located in New York County or, if the requisites of jurisdiction obtain, of the United States of America for the Southern District

of New York located in New York County, and, by execution and delivery hereof, the parties hereby accept the exclusive jurisdiction of the aforesaid courts. The parties waive any claim that New York County is an inconvenient forum.

§18.13. THE PARTIES MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONTRACT, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE PARTIES TO EXECUTE THIS CONTRACT.

§18.14. Purchaser and Seller, to its respective knowledge, each represents and warrants to the other that (i) neither it nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners owning a 10% or greater interest in it, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, without limitation, those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and has not and will not assign or otherwise transfer this Contract, or any interest herein to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities, (ii) neither Purchaser or Seller nor any respective affiliate is knowingly engaged in, and shall not knowingly engage in, any dealings or transactions or knowingly be otherwise associated with such persons or entities described in (i) above, (iii) neither Purchaser or Seller nor any respective affiliate is a person or entity whose activities violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder, (iv) none of the funds or other assets of Purchaser or Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (v) no Embargoed Person has any interest of any nature whatsoever in Purchaser or Seller (whether directly or indirectly), and (vi) none of the funds of Purchaser or Seller have been derived from any unlawful activity with the result that the investment in Purchaser or Seller is prohibited by law or this contract is in violation of law.

As used herein, the term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §—1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Purchaser or Seller is prohibited by law or Purchaser or Seller is in violation of law. The provisions of this §18.14 shall survive the Closing.

§18.15. Purchaser hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any suit, action or proceeding with respect to this contract may be made by certified or registered mail, return receipt requested, or by overnight courier, directed to Purchaser at its address for notices set forth in this contract, and service so made shall be complete three (3) days after the same shall have been so sent.

Section 19. Condition of Premises

§19.01. Purchaser acknowledges that it and its representatives have fully inspected the Premises, are fully familiar with the financial and physical (including, without limitation, environmental) condition thereof, and that the Premises have been purchased by Purchaser in an “as is” and “where is” condition and with all existing defects (patent and latent) as a result of such inspections and investigations and not in reliance on any agreement, understanding, condition, warranty (including, without limitation, warranties of habitability, merchantability or fitness for a particular purpose) or representation made by Seller or any agent, employee, member, officer or principal of Seller or any other party (except as otherwise expressly elsewhere provided in this contract) as to the financial or physical (including, without limitation, environmental) condition of the Premises or the areas surrounding the Premises, or as to any other matter whatsoever, including, without limitation, as to any permitted use thereof, the zoning classification thereof or compliance thereof with federal, state or local laws, as to the income or expense in connection therewith, or as to any other matter in connection therewith. Purchaser acknowledges that, except as otherwise expressly elsewhere provided in this contract, neither Seller, nor any agent, member, officer, employee or principal of Seller nor any other party acting on behalf of Seller has made or shall be deemed to have made any such agreement, condition, representation or warranty either expressed or implied. This §19 shall survive closing and delivery of the deed, and shall be deemed incorporated by reference and made a part of all documents delivered by Seller to Purchaser in connection with the sale of the Premises.

§19.02. Subject to Seller’s obligations under §19.04 below, Purchaser shall accept the Premises at the time of Closing in the same condition as the same are as of the date of this contract, as such condition shall have changed by reason of ordinary wear and tear and natural deterioration and, subject to Section 8 hereof, condemnation or damage by fire or other casualty. Without limiting the generality of the foregoing, Purchaser specifically acknowledges that the fact that any portion of the Premises or the personal property or any equipment or machinery therein or any part thereof may not be in working order or condition at the Closing Date by reason of ordinary wear and tear and natural deterioration or damage by fire or other casualty, or by reason of its present condition, shall not relieve Purchaser of its obligation to complete closing under this contract and pay the full Purchase Price. Except as provided in §8.01 above and §19.04 below, Seller has no obligation to make any repairs or replacements required by reason of ordinary wear and tear or condemnation or fire or other casualty, but may, at its option and its cost (including the use of insurance proceeds as herein provided), make any such repairs and replacements prior to the Closing Date.

§19.03. Seller shall deliver the Premises at Closing vacant and in a “broom clean” condition, subject to the rights of Seller under the Atlantic Lease and it is agreed that if the Atlantic Lease is not to be executed as provided in §8.02, then, as contemplated by the Atlantic Lease, Seller shall have no obligation to remove any fixtures, other than those that Seller has agreed, as set forth in the Atlantic Lease, to remove.

§19.04. Between the date hereof and the Closing Date, Seller shall perform all customary ordinary repairs to the Premises as Seller has customarily previously performed to maintain them in substantially the same condition as they are as of the date of this contract, as said condition shall be changed by ordinary wear and tear, or damage by fire or other casualty. Notwithstanding the foregoing, Seller shall have no obligation to make any structural or extraordinary repairs or capital improvements to the Premises between the date of this contract and Closing.

§19.05. Without limiting the provisions of §19.01 above and notwithstanding anything to the contrary contained in this contract, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases, acquits and forever discharges Seller and (as the case may be) Seller’s officers, directors, members, shareholders, trustees, partners, employees, managers, agents and affiliates from any and all rights, claims, demands, causes of actions, losses, damages, liabilities, costs and expenses (including attorneys’ fees and disbursements whether the suit is instituted or not), whether known or unknown, liquidated or contingent (hereinafter collectively called the “claims”), which Purchaser has or may have in the future, arising from or relating to (i) any defects (patent or latent), errors or omissions in the design or construction of the Premises, whether the same are the result of negligence or otherwise, or (ii) any other conditions, including, without limitation, environmental and other physical conditions, affecting the Premises whether the same are a result of negligence or otherwise (including specifically, but without limitation any claim for indemnification or contribution arising under the comprehensive environmental response, compensation and liability act (42 U.S.C. Section 9601, et seq.) or any federal, state or local statute, rule or ordinance relating to liability of property owners, whether arising based on events that occurred before, during, or after Seller’s period of ownership of the Premises and whether based on theories of indemnification, contribution or otherwise). Purchaser acknowledges that Purchaser has been represented by independent legal counsel of Purchaser’s selection and Purchaser is granting this release of its own volition and after consultation with Purchaser’s counsel. The release set forth herein does not apply to the representations of Seller expressly set forth in this contract or any indemnity or warranty expressly made by Seller in this contract or in any document delivered by Seller at Closing. Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this Section and discussed its import with legal counsel and that the provisions of this section are a material part of this contract.

§19.06. Purchaser acknowledges that, except to the extent expressly set forth in this contract, Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of Seller’s environmental and/or engineering reports or other materials relating to the Premises made available to Purchaser (collectively, the “Reports”) or other documents relating to the Premises, and Purchaser shall have no claim against Seller based upon the Reports or such other documents relating to the Premises or Seller’s failure to deliver any documents relating to the Premises to Purchaser. Purchaser further acknowledges that Purchaser has had full opportunity to perform such physical inspections, environmental and engineering investigations and appraisals as Purchaser deems appropriate prior to Closing, and Purchaser obtained or shall obtain its own physical inspections, environmental and engineering reports and appraisals of the Premises. Purchaser agrees to promptly provide Seller (without any representation or warranty whatsoever and without any liability with respect to the content thereof) with copies of all environmental reports obtained by Purchaser with respect to the Premises.

§19.07. Purchaser acknowledges and agrees that the Purchase Price has been negotiated to take into account that the Property is being sold subject to the provisions of this §19 and that Seller would have charged a higher purchase price if the provisions in this §19 were not agreed upon by Purchaser.

§19.08. The provisions of this §19 shall survive Closing and delivery of the Deed.

Section 20. Partial Lease Back to Seller

§20.01. Unless Seller has elected to not enter into the Atlantic Lease pursuant to § 8.02, at the Closing, Seller and Purchaser shall execute and deliver a lease in the form attached hereto as Schedule E (the “Atlantic Lease”).

Section 21. Employee Matters

At Closing, Seller shall not require that Purchaser assume, adopt or accept the Union Contract. Except as may be required by law, including, without limitation, the New York City Displaced Building Service Workers Act, Section 22-505 of the Administrative Code of the City of New York (the “Act”), Purchaser shall not be obligated to offer employment to or permit continued employment by any persons presently working at the Premises. Seller and Purchaser agree to comply in all respects with the requirements of the Act to the extent applicable to the transactions contemplated by this contract. If and to the extent Purchaser may do so at competitive rates, Purchaser shall (not later than promptly after the Closing), enter into renewal contracts with the service providers heretofore furnishing services to the Building and more particularly described on Schedule K hereto. This section shall survive Closing.

IN WITNESS WHEREOF, the parties hereto have executed this contract as of the date first above written.

Seller:

NEW YORK COMMERCIAL BANK

By:	/s/ Robert J. Dufort
Name:	Robert J. Dufort
Title:	First Senior Vice President
Director – Operations Support Group

Purchaser:

960 SIXTH AVENUE LLC

By:	/s/ Giuseppe Statuto
Name:	Giuseppe Statuto
Title:	Authorized Signatory

Receipt by Escrowee

The undersigned Escrowee hereby acknowledges receipt of $10,500,000, by wire transfer, to be held in escrow pursuant to §2.05 and the Escrow Agreement.

Loeb & Loeb LLP

By:	/s/ Kenneth Freeman
Name:	Kenneth Freeman
Authorized Signatory